SCHEDULE 14A
                              (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [X] Preliminary Proxy Statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


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             (Name of Registrant as Specified in Its Charter)

                            Telular Corporation

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) Title of each class of securities to which transaction applies:

   ---------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

   ---------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   ---------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

   ---------------------------------------------------------------------

    (5) Total fee paid:

   ---------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

   ---------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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
                            TELULAR CORPORATION
                        647 NORTH LAKEVIEW PARKWAY
                          VERNON HILLS, IL 60061

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD JANUARY 26, 1999


   TO THE SHAREHOLDERS OF TELULAR CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Telular Corporation, a Delaware corporation (the Company), will be held on Tuesday, January 26, 1999, at 9:00 a.m. local time, at the Northbrook Hilton located at 2855 Milwaukee Avenue, Northbrook, Illinois 60062 for the purpose of considering and acting upon the following matters:

        1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected.

        2. To approve each of three amendments to the Certificate of Incorporation of the Company which would effect a reverse stock split at the rate of 1:2, 1:3 or 1:4.

        3. To approve the Company's Third Amended and Restated Stock Incentive Plan, increasing the number of options authorized thereunder from 3,000,000 to 7,000,000.

        4. To ratify and approve the selection of Ernst & Young LLP as independent auditors for the fiscal year ending September 30, 1999.

        5. Such other or further business as may properly come before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        The Board of Directors has fixed the close of business on November 20, 1998, as the record date for the determination of Shareholders entitled to notice of and to vote at such meeting or any adjournment thereof.

                                      By Order of the Board of Directors


                                      Kenneth E. Millard
                                      Chief Executive Officer and President

   Vernon Hills, Illinois
   December 15, 1998

   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                TELULAR CORPORATION

                              PROXY STATEMENT FOR 1999
                           ANNUAL MEETING OF SHAREHOLDERS

                     INFORMATION CONCERNING SOLICITATION AND VOTING

   General

        The enclosed Proxy is solicited by the Board of Directors of the Telular Corporation, a Delaware corporation (the Company), for use at the Annual Meeting of Shareholders to be held on Tuesday, January 26, 1999, at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Northbrook Hilton located at 2855 Milwaukee Avenue, Northbrook, Illinois 60062. The Company's principal executive offices are located at 647 North Lakeview Parkway, Vernon Hills, Illinois 60061. The Company's telephone number at that address is
   (847) 247-9400.

        These proxy solicitation materials are intended to be mailed on or about December 15, 1998, to all stockholders entitled to vote at the meeting.

   Revocability of Proxies

        Any Shareholder who has executed and returned a proxy pursuant to this solicitation may revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

   Outstanding Shares and Voting

        Only Shareholders of record at the close of business on November 20, 1998, are entitled to notice of the meeting and to vote at the meeting. Each Shareholder is entitled to one vote for each Share held. At the record date, 34,710,636 Shares of the Company's Common Stock were issued and outstanding.

        All votes will be tabulated by the inspector of election, appointed for the Annual Meeting. Under Delaware law, properly executed proxies that are marked abstain or are held in street name by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated as neither a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

   Solicitation

        The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the proxy statement, the proxy and any additional information furnished to Shareholders. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

                                PROPOSAL 1

                           ELECTION OF DIRECTORS

        The Board of Directors will consist of eight directors to be elected at the annual meeting of Shareholders to hold office until the next annual meeting or until their successors are elected and qualified. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the eight nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of Shares of Common Stock, up to the number of directors to be elected, shall be elected.

        Pursuant to the Shareholders' Agreement (see Certain Transactions), among certain Shareholders of the Company, the holders of approximately 42.6% of the Company Stock are required to vote in favor of the one nominee designated by Motorola. Director Haning has been so designated by Motorola.

        The nominees, and certain information about them as of December 1, 1998, are set forth below.

        William L. De Nicolo, age 52, is the founder of the Company and has served as Chairman of the Board (including service to DNIC Brokerage Co. (DNIC) prior to formation of The Telular Group L.P.) since its formation in 1986. Mr. De Nicolo served as Chief Executive Officer of the Company from 1986 until November 1993 and from November 1995 until April 1996. Mr. De Nicolo continues to serve as President and Chairman of the Board of Directors of DNIC, a principal stockholder of the Company.

        Kenneth E. Millard, age 51, has served as a director, President and Chief Executive Officer of the Company since April 1996. Mr. Millard served as President and Chief Operating Officer of Oncor Communications, based in Bethesda, Maryland from 1992 to 1996. He worked for Ameritech from 1982 to 1992 where he served as President and Chief Executive Officer of Michigan Bell Telephone Company from 1989 to 1992. Prior to 1989, he held the positions of Senior Vice-President of Corporate Strategy for three years and Senior Vice-President and General Counsel of Ameritech for four years. From 1972 to 1982, Mr. Millard worked for AT&T and Wisconsin Bell as an attorney.

        Mr. John E. Berndt, age 58, has served as a director of the Company since December 1996. Mr. Berndt is currently President of Sprint International, an operating unit of Sprint Corporation. Mr. Berndt was previously President of Flour Daniel Telecom, an operating company of Flour Daniel, Inc. and President of New Business Development/Multimedia Ventures & Technologies for Lucent Technologies, Inc. He held the same position with AT&T prior to the Lucent spinoff. Mr. Berndt was employed by AT&T since 1963 and was President of its Business Services Business Unit from 1991 until 1993 and President of the International Communications Services Business Unit from 1987 until 1991. Mr. Berndt is a member of the Council of Foreign Relations and served on the U.S. Trade Representative's Services Policy Advisory Commission from 1987 until 1993. Mr. Berndt is a member of the Board of Trustees for the American Graduate School of International Management and the Board of Directors for the University of Wisconsin Foundation.

        Larry J. Ford, age 57, has served as a director of the Company since March 1994. Mr. Ford has been the President and Chief Executive Officer of Information Advantage since April 1995. Mr. Ford was previously employed by Systems Software Associates, Inc. as a Vice Chairman from November 1994 - March 1995, and the Chairman, Chief Executive Officer and President from August 1991 - October 1994. Previously, Mr. Ford spent 28 years with IBM, his most recent position being Vice President of Information and Telecommunications Systems.

        Richard D. Haning, age 46, has served as a director of the Company since April 1995. Mr. Haning is a Senior Vice President of Motorola and has been a Corporate Vice President with Motorola since 1990. Mr. Haning has been with Motorola for the past 20 years. Mr. Haning is the designee of Motorola for election to the Board pursuant to a Shareholders' Agreement, see Certain Transactions -- Shareholders' Agreement below.

           Robert C. Montgomery, age 57, has served as a director of the Company since October 28, 1997. He has been the Company's Executive Vice President and Chief Operating Officer since 1996. Prior to that, Mr. Montgomery was President (and founder) of Telular-Adcor Security Products, Inc., a company that was acquired by the Company in 1993. Previously, Mr. Montgomery was a partner at McKinsey & Company.

        Dan Giacopelli, age 40, has served as director and Executive Vice President -- Chief Technology Officer of the Company since October 28, 1997. Mr. Giacopelli founded and was President and Chief Executive Officer of Wireless Domain, Incorporated from September 1995 to October 1997. Prior to that time, Mr. Giacopelli was Director of Engineering of the Wireless Group of Telephonics Corporation from 1987 to 1995. Prior to 1987, Mr. Giacopelli was President and CEO of Valinor Electronics, Inc.

        Mark R. Warner, age 44, has served as a director of the Company since October 28, 1997. Mr. Warner also served as director for the Company and its predecessor in 1993 and 1992. Mr. Warner is a Managing Director of Columbia Capital Corporation, for which he has served as an officer since its formation in 1989. Mr. Warner was a co-founder of Nextel, Inc., f\k\a Fleetcall, Inc.

        There are no family relationships among any officers and directors of the Company.

   Board Committees and Meetings

        During the fiscal year ended September 30, 1998, the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee. Each incumbent Board member attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period during which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member.

        The Audit Committee is responsible for reviewing the Company's financial management practices, internal controls, internal audit function and meetings with the Company's independent accountants to discuss the scope and results of the annual audit. The Audit Committee, which is required to have at least two Independent Directors, in fiscal 1998 consisted of Mr. Berndt and Mr. Ford, and met six times during fiscal 1998.

        The Compensation Committee is responsible for developing and making a compensation policy for Executive Officers of the Company, which includes approving employment agreements, reviewing and approving compensation plans, establishing performance targets and assessing their performance, and making grants of salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee, which as of the end of fiscal 1998 consisted of Mr. Ford and Mr. Warner, met four times during the fiscal year.

   Compensation of Directors

        Directors of the Company who are either employees of the Company or affiliated with a significant beneficial owner of the Company, receive no compensation for serving on the Board of Directors. Mr. Millard, Mr. Montgomery and Mr. Giacopelli are employees of the Company. Mr. De Nicolo, Mr. Warner and Mr. Haning are affiliated with a significant beneficial owner.

        During fiscal 1998, Mr. Berndt and Mr. Ford were the Independent Directors. Each Independent Director is compensated in the form of stock options for attending meetings of the Board or committee meetings of the Board.

        All directors are reimbursed for all reasonable expenses of attendance at each meeting.

                                PROPOSAL 2

          APPROVAL OF AMENDMENTS OF CERTIFICATE OF INCORPORATION
            TO EFFECT REVERSE STOCK SPLIT OF OUTSTANDING SHARES
                              OF COMMON STOCK

        The Board of Directors is seeking to obtain stockholder authorization for the Board of Directors of the Company to amend the Certificate of Incorporation of the Company to effect a reverse split of the Company's Common Stock (the Reverse Stock Split). If approved by the stockholders, the Board will have the authority without further stockholder approval to effect the Reverse Stock Split at any of three ratios: one new Share for every two, three or four Shares outstanding (the ratio ultimately selected by the Board of Directors being referred to herein as the Split Factor). The Reverse Stock Split will be effected by one of three amendments to the Certificate of Incorporation, approval for all of which is now being sought from the stockholders by the Board of Directors. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action or approval by the stockholders, to select from among the three amendments approved by the stockholders or to decide not to proceed with the amendment to the Certificate of Incorporation, if at any time prior to its effectiveness the Board of Directors determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

   Effect of Reverse Stock Split

        The Company is currently authorized to issue 75,000,000 Shares of Common Stock, of which 34,710,636 Shares were issued and outstanding as of the Record Date. The Company is further authorized to issue 10,000,000 Shares of Preferred Stock, of which 13,506 Shares were issued and outstanding as of the Record Date. If effected, the Reverse Stock split would reduce the number of outstanding Shares of Common Stock to approximately 17,355,318 (if the Split Factor is 1:2), 11,507,212 (if the Split Factor is 1:3) or 8,677,659 (if the
   Split Factor is 1:4). The number of Shares of Common Stock into which the Preferred Stock is now convertible would, pursuant to the terms of the Preferred Stock, be reduced by the Split Factor as well. The proposed Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company or the number of authorized Shares. None of the rights currently accruing to holders of Common Stock will be affected by the Reverse Stock Split.

   Background and Reasons for the Proposal

   Nasdaq Listing Requirements

        The Common Stock of the Company has been listed on the Nasdaq National Market System since the Company's initial public offering in January 1994. In August 1997, Nasdaq amended its requirements for continued listing to provide, among other things, that listed stock must have a minimum trading price of $1.00 per Share.

        From October 2, 1998, until November 20, 1998, the price for the Company's Common Stock has closed in the range of $0.969 to $0.594. On November 12, 1998, the Company received notification from Nasdaq that the Company has a 90-day period to bring itself back into compliance with the Nasdaq's rules, prior to any delisting action. By effectuating the Reverse Stock Split, the Company would raise its per Share price in order to bring itself back into compliance with this listing requirement.

        Of course, there can be no assurance that the increased market price of the Common Stock after the Reverse Stock Split will be sustained or will continue to meet this requirement of the Nasdaq, nor can there be any assurance that the Company will remain in compliance with the Nasdaq's other requirements for continued listing.

        If the Company's stock is delisted from the Nasdaq National Market System, it would continue to be traded over the counter, but the delisting would likely adversely affect the attractiveness of the stock to many investors, including many institutional investors. In addition, delisting of the stock would give rise to a right on the part of the holders of the Company's Series A Convertible Preferred Stock (the Preferred Stock) to redeem their Preferred Stock at a redemption price per Share equal to the greater of (i) $1,250 and
   (ii) the product of the conversion rate at the time of delisting and the closing bid price immediately prior to that date. As of November 20, 1998, 13,506 Shares of Preferred Stock were issued and outstanding.

   Other Considerations

        The policies and practices of many brokerage houses tend to discourage brokers within those firms from dealing in lower-priced stocks. Some of such policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make handling of lower-priced stocks economically unattractive to brokers.
    The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stock because the brokerage commission payable on its sale generally represents a higher percentage of the sales price than on higher-priced stock.

        In light of these factors, the Board of Directors believes that the relatively low Share price of the Common Stock, when compared with the market prices of the Common Stock of publicly-held companies in the same or comparable industries, may impair the marketability of the Common Stock and create a negative impression of the Company, and the Company's ability to raise capital through further sales of equity securities and to use Common Stock for acquisitions and similar purposes. The increase in the market price of the Company's stock as a result of the Reverse Stock Split is intended to enhance the marketability of the stock to the financial community and the investing public at large.

        The Board is hopeful that the Reverse Stock Split will result in a trading price for the Company's Common Stock that meets the requirements of the Nasdaq and that will better suit the preferences of institutional investors and brokerage firms described above and mitigate the adverse impact of trading commissions on the potential market for the Company's Shares. As noted above, however, there can be no assurance that the increased market price for the Company's Shares will be sustained or that it will have the intended effect on the marketability of the Company's Common Stock.

        The Company is not aware of any current efforts to accumulate Common Stock or obtain control of the Company, and the Reverse Stock Split is not intended to be an anti-takeover device.


   Execution and Consequences of Reverse Stock Split

   Exchange of Stock Certificates

        Each stock certificate representing issued and outstanding Shares of Common Stock prior to the effective date of the Reverse Stock Split will, after such effective date, represent the appropriate number of Shares of Common Stock reflecting the Reverse Stock Split. IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES.

   Payment for Fractional Shares

        Under the terms of the Company's Preferred Stock, the Company may not, without the consent of the holders of at least two-thirds (2/3) of the outstanding Preferred Stock, redeem any of the Company's Common Stock. The Company intends to seek the consent of the holders of the Preferred Stock to the payment in cash for fractional Shares that would otherwise be issuable in connection with the Reverse Stock Split. If this consent is received prior to effectuation of the Reverse Stock Split, then the Company will proceed with Alternative A, described below, under which no fractional Shares will be issued. If this consent is not received prior to effectuation of the Reverse Stock Split, then the Company will issue fractional Shares to the extent necessary to effect the Reverse Stock Split, as described in Alternative B below.

             Alternative A - No Fractional Shares Issued:

             Under this alternative, no scrip or fractional Shares will be issued in the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional Shares because they hold a number of Shares not evenly divisible by the Split Factor will be entitled to receive a cash payment in lieu thereof at a price equal to the fair market value of the stock as determined by the Board on the effective date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive payment therefor as described herein.

             Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its transfer agent, as the case may be, concerning ownership of such funds within the time permitted in such jurisdictions.
        Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they are paid.

             Alternative B - Fractional Shares Issued

             Under this alternative, any holder of record who holds a number of Shares not evenly divisible by the Split Factor will be entitled to receive, in addition to the largest whole number of Shares to which such holder is entitled, a fractional Share representing the remainder. Each fractional Share will be entitled to proportionate dividend and voting rights.

             Fractional Shares generally do not readily trade as such, but may be aggregated and exchanged for whole Shares that are readily tradable.

   Certain Federal Income Tax Consequences

        The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as non-resident aliens, broker-dealers or insurance companies). Furthermore, no foreign, state or local tax consequences are discussed herein. Accordingly, stockholders are urged to consult their own tax advisors to determine the specific tax consequences of the Reverse Stock Split to them.

        The exchange of Shares of stock for Shares of post-split stock (including fractional Shares) will not result in recognition of gain or loss (except in the case of cash received for fractional Shares as described below). The holding period of the Shares of post-split stock (including fractional Shares) will include the stockholders' holding period for the Shares of stock exchanged therefor (including fractional Shares), assuming the stockholder held the Shares exchanged as capital assets. The basis of such Shares shall equal the basis of the stock exchanged, reduced by the tax basis allocable to the receipt of cash, if any, in lieu of fractional Shares.

        A stockholder who receives cash in lieu of fractional Shares will be treated as if the Company had issued fractional Shares to him or her and then immediately redeemed them for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split stock allocable to such fractional Shares, had such fractional Shares actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period for his or her stock exceeds 12 months.

   Vote Required

        Approval  of  the  Reverse  Stock  Split  and  adoption  of  the amendments to the Certificate of Incorporation require the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Shares of the Company's Common Stock. Abstention and broker non-votes will be counted as votes against adoption of the amendments to the Certificate of Incorporation. Any stockholder entitled to vote may vote part of his or her Shares in favor of the proposed amendments to the Certificate of Incorporation and refrain from voting Shares against the proposed amendments. In such a case, the stockholder must specify the number of Shares which he or she is voting affirmatively or else it will be conclusively presumed that such stockholder intended to vote all of his or her Shares in favor of the proposed amendments to the Certificate of Incorporation. The Board of Directors unanimously recommends that stockholders vote, FOR adoption of Proposal 2.

                                PROPOSAL 3

                       APPROVAL OF THE THIRD AMENDED
                     AND RESTATED STOCK INCENTIVE PLAN


        The Third Amended and Restated Stock Incentive Plan (the Plan) amends the Company's current Second Amended and Restated Stock Incentive Plan by increasing the number of Shares for which options may be awarded under the Plan from 3,000,000 to 7,000,000.

        The amendment to the Plan is outlined below. A copy of the Plan is attached as Exhibit A hereto.

   General

        The original Telular Corporation Stock Incentive Plan was effective as of November 17, 1993. Under the Plan, as subsequently amended, incentive options of up to 3,000,000 Shares may be issued to officers and key employees of the Company. On October 27, 1998, the Board of Directors approved and adopted, subject to Shareholder approval, amendments to increase the number of Shares of Common Stock authorized for issuance under such Plan from 3,000,000 to 7,000,000.

   Reason for Amendment

        In reviewing its records, the Company has determined that it has in fact issued options for 4,911,114 Shares. This includes 2,750,254 currently outstanding and 2,160,860 that had already been exercised. The exercises occurred primarily during fiscal year 1996 and prior years. Therefore, the Company has issued options for 1,911,114 Shares in excess of the 3,000,000 currently permitted under the Plan. Most of the currently outstanding options are at prices substantially above the current stock price, and so, although nominally outstanding, are currently of limited economic effect.

        The increase in the number of authorized Shares is intended to permit the authorization under the Plan of all outstanding options, and to assure that the Company has sufficient capacity for additional options that are needed in order to provide appropriate incentives to officers and employees.

        On October 27, 1998, the Compensation Committee of the Board authorized the issuance, subject to the approval of the Plan by the stockholders, of options for an additional 2,737,000 Shares, at an option exercise price of $0.9375 per Share (the closing price of the Company's Common Stock on that date), as follows:

                                                                    Market Value
                                     Options to Exercise Expiration  of Underly-
Name                    Position     be granted   Price     Date   ing Shares(1)
----                    --------     ---------- -------- ----------    --------
Kenneth E. Millard   President & CEO    650,000  $0.9375   10/27/08    $447,200

Robert C. Montgomery Executive VP
                      & COO             321,000   0.9375   10/27/08     220,848

Daniel D. Giacopelli Executive VP
                      & CTO             250,000   0.9375   10/28/08     172,000

Jeffrey L. Herrmann  Senior VP & CFO    105,000   0.9375   10/29/08      72,240

S.W.R. (Sandy)       Senior Vice
  Moore              President           50,000   0.9375   10/30/08      34,400

Executive Group                       1,376,000   0.9375   10/31/08     946,688

Non-Executive
 Directors                               80,000   0.9375   11/01/08      55,040

Non-Executive Officer
  Employee Group                        781,000   0.9375   11/02/08     537,328

       Market value of the Company's Common Stock underlying the options, based upon the closing price of the Company's common stock on November 13, 1998 ($0.688).

  SUMMARY OF PLAN, AS AMENDED:

   Purpose

        The Plan is designed to enable officers and key employees of the Company to acquire or increase a proprietary interest in the Company, and thus to Share in the future success of the Company's business. Accordingly, the Plan is intended as a means of attracting and retaining officers and key employees of outstanding ability, and of increasing the identity of interests between such officers and employees and the Company's Shareholders, by providing an incentive to perform in a superior manner and rewarding such performance. Because the individuals eligible to receive awards under the Plan will be those who are in positions to make important and direct contributions to the success of the Company, the directors believe that the grant of awards will advance the interests of the Company and its Shareholders.

   Number and Source of Shares Subject to the Plan

        The Company may grant awards under the Plan (including options granted under this plan prior to this amendment and restatement) with respect to not more than 750,000 Shares (subject, however, to changes in capitalization), which Shares may be provided from the Company's treasury, by the issuance of authorized but unissued Shares, and/or by the purchase of outstanding Shares in the open market or in private transactions.

   Administration

        The Compensation Committee (the Committee) of the Board of Directors shall solely grant or award Options, Stock Appreciation Rights, or any other stock incentives under the Plan, determine the selection of participants in the Plan, and make decisions concerning the timing, pricing and the amount of grants or awards under the Plan.

   TYPES OF AWARDS:

   Incentive Stock Options

        Incentive Stock Options  will be  issued within  the meaning  of
   Section 422(b) of the Internal Revenue Code of 1986 (the Code), as amended from time to time. The term of each Incentive Stock Option shall end on a date fixed by the Committee and set forth in the agreement. In no event shall the term of the option extend beyond ten years from the date of grant of option.

        The option price per Share established by the Committee for an Incentive Stock Option shall not be less than the fair market value of a Share on the date the option is granted, except that in the case of an Incentive Stock Option granted to a grantee who, on the date the Option is granted, owns more than ten (10) percent of the total combined voting power of all classes of stock of the Company, the Option price for each Share shall not be less than ten percent of the fair market value of a Share on the date the Option is granted. In no event may an Incentive Stock Option be granted if the option price per Share is less than the par value of a Share.

   Nonqualified Stock Options

        Unless an option is designated by the Committee as an Incentive Stock Option, it is intended that the option will not be an Incentive Stock Option within the meaning of Section 422(b) of the Code and, instead, will be a Nonqualified Stock Option. The term of each Nonqualified Stock Option shall end on a date fixed by the Committee and set forth in the agreement. In no event shall the term of the option extend beyond ten years from the date of grant of option.

        The option price to be paid by the grantee for each Share purchased upon the exercise of a Nonqualified Stock Option shall be established by the Committee and set forth in the applicable agreement. The option price per Share of a Nonqualified Stock Option may not be less than the par value of a Share.

   Stock Appreciation Rights

        The Committee may, from time to time, grant Stock Appreciation Rights either (1) in tandem with all or a portion of an option granted under the Plan, or (2) independent of any option granted under the Plan. A tandem right shall be exercisable only at such times, and to such extent, as the related option is exercisable. An independent right shall be exercisable at such time and to such extent as the Committee shall determine.

        Any Stock Appreciation Right shall permit the grantee to receive, upon exercise of the Right, an amount (to be paid in cash, in Shares, or in both cash and Shares, as determined by the Company in its sole discretion at any time prior to or after exercise) equal to the difference between (1) the fair market value on the date of exercise of the Shares with respect to which the right is exercised, and (2) either (i) the option price of the related option in the case of a right that is related to an option, or (ii) the fair market value of a Share on the date the right was granted in the case of a right that is not related to any option.

   Performance Shares

        The Committee may, from time to time, grant Performance Shares. A Performance Share shall entitle the grantee to receive as a payment as soon as practicable after a Payment Date (specified by the Committee at the time of the grant of Performance Share), an amount equal to the excess (if any) between (1) the fair market value of a share on the Payment Date, and (2) the fair market value of a Share on the date the Performance Share is granted. Unless the Committee provides otherwise at the time of grant, a grantee may receive payment only if the grantee remains continuously employed with the Company or a Subsidiary until such Payment Date.

   Stock-Based Awards

        The Committee may, from time to time, grant awards under the Plan that consist of, are denominated in or payable in, are valued in whole or in part by reference to, or otherwise are based on or related to, Shares, provided that such grants comply with applicable law. The Committee may subject such awards to such vesting or earnout provisions, restrictions on transfer, and/or other restrictions on incidents of ownership as the Committee may determine, provided that such restrictions are not inconsistent with the terms of the Plan. The Committee may grant awards under this plan that require no payment of consideration by the grantee (other than services previously rendered or, as may be permitted by applicable law, services to be rendered), either on the date of the grant or the date one or more restrictions thereon are removed.

   Shareholder Rights

        No award shall confer upon a grantee any rights of a Shareholder unless and until the Shares are actually issued to the awardee. Subject to any required approval by the Company's Shareholders, if the Company shall be a party to any merger, consolidation or reorganization in which Shares are changed or exchanged, a grantee holding an outstanding award shall be entitled to receive, upon the exercise of such award, the same consideration that a holder of the same number of Shares that are subject to the award is entitled to receive pursuant to such merger, consolidation or reorganization.

   Termination, Suspension or Modification of Plan

        The Board of  Directors may at  any time  terminate, suspend  or modify the Plan, except that the Board shall not, without the approval of the holders of a majority of the Company's outstanding Shares present in person or represented by proxy and entitled to vote at a meeting of the stockholders of the Company duly called for such purpose or by the written consent of the holders of a majority of the outstanding Shares entitled to vote, (a) change the class of persons eligible for awards; (b) change the exercise price or purchase price of awards (other than through adjustment for changes in capitalization); (c) increase the maximum duration of the Plan;
   (d) materially increase the benefits accruing to participants under the Plan; or (e) materially increase the number of securities that may be issued under the Plan. No termination, suspension, or modification of the Plan shall adversely affect any right acquired by any grantee or by any beneficiary, under the terms of any award granted before the date of such termination, suspension or modification, unless such grantee or beneficiary shall consent. However, it is conclusively presumed that any adjustment for changes in capitalization hereof does not adversely affect any such right.

   Application of Proceeds

        The proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.


   Recommendation

        Approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding Shares present in person or represented by proxy and entitled to vote at the Annual Shareholders Meeting. Abstentions and broker non-votes will be counted as votes against approval of the Plan. Any stockholder entitled to vote may vote part of his or her Shares in favor of the Plan and refrain from voting Shares against approval of the Plan. In such a case, the stockholder must specify the number of Shares that he or she is voting affirmatively or else it will be conclusively presumed that such stockholder intended to vote all of his or her Shares in favor of approval of the Plan. The Board of Directors unanimously recommends that stockholders vote FOR adoption of Proposal 3.


                                PROPOSAL 4

                       RATIFICATION OF SELECTION OF
                           INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1999, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited
   the  Company's   financial   statements   since   December   1992.
   Representatives of Ernst & Young LLP are expected to be present at the 1999 Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                           SECURITY OWNERSHIP OF
                 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 20, 1998, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Shares of Common Stock, (ii) by each director of the company, (iii) by each Named Executive Officer, and (iv) by all directors and executive officers of the Company as a group:


  Name of                                       Number of
  Beneficial Owner                               Shares          Percent
  ----------------                              ---------        -----
  Motorola                                      4,752,989        13.7%
     1303 E. Algonquin Rd.
     Schaumburg, IL 60601

  DNIC Brokerage (1)                            4,479,841        12.9%
     20546 N. Milwaukee Ave., #356
     Deerfield, IL 60014

  Mark R. Warner (2)(3)                         2,460,470         7.1%
     201 North Union St., Suite 300
     Alexandria, VA 22314

  Robert B. Blow (2)                            2,120,775         6.1%
     6410 Poplar Avenue, Suite 395
     Memphis, TN 38119

  Columbia Capital Corporation (2)                 21,000          *
  William L. De Nicolo (1)(3)(5)                4,538,081        13.1%
  Kenneth E. Millard (3)(4)(7)                    202,362          *
  John E. Berndt (3)(7)                            45,000          *
  Larry J. Ford (3)(7)                             55,000          *
  Richard D. Haning (3)(6)(8)                   4,752,989        13.7%
  Robert C. Montgomery (3)(4)(7)                  210,910          *
  S.W.R. (Sandy) Moore (4)(7)                      25,462          *
  Daniel D. Giacopelli (3)(4)(7)                  752,626        2.2%
  Jeffrey L. Herrmann (4)(7)                       28,332          *

  All Directors and Officers as a
  group (10 Persons) (8)                       13,092,232        37.7%

      * Less than one percent

      (1) Through his ownership of stock of DNIC, Mr. De Nicolo has an indirect beneficial interest of 71.2% of the Shares of the Company held by DNIC. As a director and principal stockholder of DNIC, he may be deemed to have voting and investment power with respect to all Shares of the Company held by DNIC.

      (2) Through their ownership of stock of Columbia Capital Corporation, Mr. Warner and Mr. Blow have indirect beneficial interest in 21,000 Shares of the Company held by or attributed to Columbia Capital Corporation. As directors of Columbia Capital Corporation, they may be deemed to Share voting and investment power with respect to all Shares of the Company held by or attributed to Columbia Capital Corporation.

      (3) The named individual is a director of the Company.

      (4) The named individual is a Named Executive Officer of the Company as of September 30, 1998.

      (5) Includes 4,479,841 Shares held by DNIC. Mr. De Nicolo, as a director and principal stockholder of DNIC, may be deemed to Share voting and investment power with respect to the Shares held by DNIC.

      (6) Includes 4,752,989 Shares held by Motorola. As an executive officer of Motorola, the director may be deemed to Share voting and investment power with respect to the Shares held by Motorola. The Director disclaims beneficial ownership of these Shares.

      (7) The number of Shares shown as beneficially owned includes options that are exercisable within 60 days of November 20, 1998.

      (8) Includes 475,409 Shares that Officers of the Company may acquire pursuant to options exercisable within 60 days of November 20, 1998.

                             EXECUTIVE COMPENSATION

        The following table sets forth the aggregate compensation earned by the Chief Executive Officer and the four most highly compensated executive officers whose salary and bonus combined exceeded $100,000 in fiscal 1998. During that period, no Named Executive Officer received any restricted stock award, stock appreciation right or payment under any long-term incentive plan.

Annual Compensation
                                                       Long-Term
                                                       Compensati  All
                                                         Awards    Other
Name                       Year    Salary     Bonus   Options(1) Compensation
----                       ----   --------  --------    -------   ----------
Kenneth E. Millard         1998   $250,000  $200,000          0   $9,615 (2)
 Chief Executive Officer   1997    250,000   150,000    150,000    2,487 (2)
   President and Director  1996    114,423    50,000    500,000   22,973 (2)

Robert C. Montgomery       1998    205,000   100,000          0    7,885 (3)
 Chief Operating Officer   1997    189,323    75,000      7,500   46,799 (3)
  Executive Vice-President 1996    177,184    54,788    246,000        0
     Director

Daniel D. Giacopelli       1998    197,240   100,000    250,000        0
 Chief Technology Officer
  Executive Vice-President
     Director

Jeffrey L. Herrmann        1998    112,500    52,025     40,000        0
 Chief Financial Officer
  Senior Vice-President
     Secretary

S.W.R. (Sandy) Moore       1998    177,509    23,725 (4)      0        0
 Senior Vice-President     1997    133,077     2,280 (4) 50,000        0

      (1) Represents the number of Shares underlying options granted during each fiscal year. In the first fiscal quarter of fiscal 1998, the Company decided to reprice all outstanding options then held by active employees and directors.

      (2) The 1998 and 1997 amounts represent medical expenses in accordance with an employment agreement. The 1996 amount represents approximately $10,000 in moving expenses and $13,000 in consulting fees paid to Mr. Millard, which were incurred prior to being employed by the Company.

      (3) The 1998 amount represents medical expenses in accordance with an employment contract. The 1997 amount represents relocation expenses ($26,565), personal auto expenses ($10,605) and medical expenses ($9,629) in accordance with an employment agreement.

      (4) Represents sales commissions.

   Employment Contracts

        On April 18, 1996, the Company entered into an employment agreement with Kenneth E. Millard, pursuant to which Mr. Millard agreed to serve as Chief Executive Officer and President of the Company. Employment is on an at-will basis and shall continue in effect until terminated by either the Company or Mr. Millard with at least 60 days prior notice. Under the agreement, Mr. Millard is to receive an annual salary of $250,000 and an target incentive bonus of $200,000 payable quarterly, one-half in stock and one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan. Mr. Millard was granted 500,000 options as part of his employment agreement with the Company. Options to acquire 50,000 Shares of the Company's Common Stock at $5.00 per Share vested on April 18, 1996. Options to acquire 150,000 Shares of the Company's Common Stock at $4.50 per Share vested in 36 monthly installments from June 1996 through May 1998. Options to acquire 300,000 Shares of the Company's Common Stock at $4.50 per Share shall vest on April 30, 2003 or earlier if certain cliff vesting targets are met. Under cliff vesting, for each $2.00 increase over a base price of $5.00 in the closing bid price on Nasdaq for the Company Shares which remains in effect for 30 consecutive trading days, options for 25,000 Shares will vest on the first business day after such 30-day period. There may be coterminous periods for which the closing bid price of the Shares has increased over the applicable base price by more than $4.00. Under cliff vesting, during the first, second and third years of Mr. Millard's employment, of the 300,000 options subject to cliff vesting no more than 40%, 30% and 30%, respectively of the options may vest. All options granted to Mr. Millard terminate on the earlier of May 1, 2006 and the date that is 180 days after Mr. Millard is no longer employed with the Company.


        On September 22, 1992, in connection with the Company's acquisition of Adcor Electronics International, Inc., Robert C. Montgomery entered into an employment agreement with the Company's wholly-owned subsidiary, Telular-Adcor Security Products, Inc., for a term extending through December 31, 1997. The amended agreement provided for an annual salary of $181,500, payment of all operating expenses for automobiles operated by immediate family members as well as a monthly automobile allowance, fees related to the preparation of personal income tax returns, participation in the Company's Employee Stock Incentive Plan, participation in the Company's bonus plan for executives and a minimum severance payment equivalent to six months of salary if terminated without cause before the term of the contract. On April 22, 1997, a new employment agreement was executed to replace the previous one in its entirety. The new agreement provides for an annual salary of $205,000; an annual target bonus of $100,000 payable quarterly, one-half in stock and one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan; an option to acquire 75,000 Shares of Company's stock at $4.78 per Share, with 100% vesting on April 22, 1999; and up to one year's salary in severance if terminated for other than cause.

        On November 10, 1997, in connection with the Company's acquisition of Wireless Domain, Inc., the Company entered into an employment agreement with Daniel D. Giacopelli, pursuant to which Mr. Giacopelli agreed to serve as Executive Vice-President and Chief Technology Officer of the Company. The agreement provides for an annual salary of $200,000; an annual target bonus of $100,000 payable quarterly, one-half in stock and one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan; an option to acquire 250,000 Shares of Company's stock at $3.0625 per Share, with 100% vesting on October 29, 2004; and up to six month's salary in severance if terminated for other than cause.

        Employment agreements are terminable for cause.

   Option/SAR Grants

        The following table sets forth information concerning stock option/SAR grants made to each of the Named Executive Officers for the twelve months ended September 30, 1998.


                     Individual Grants
                        % of Total
                       Options/SARS
                        Granted to
                        Employees
                        in Twelve                  Potential Realizable Value at
                         Months                      Asssumed Annual Rates of
                          ended                       Stock Price Appreciation
            Options/SAR Sept. 30, Exercise Expiration   for Option/SAR Term
Name         Granted      1998     Price    Date      0%       5%        10%
----          ---------   ----     -----   --------   ---     ---        ---
Daniel D.
  Giacopelli    250 (1)   100%     $3.06   10/28/07    $0  $260,173   $590,244

Jeffrey L.
  Herrmann        4 (1)   100%      2.75    12/3/03     0    37,411     84,872



      (1) The dollar  amounts  under  these  columns   are  the  result of
          calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation,if any, in the Company's stock price. The calculations were based on the market price of the option/SAR from the date of the grant to the end of the option/SAR term. No gain to the options/SARS is possible without an increase in stock price, which will benefit all Shareholders proportionately.

   Option/SAR Exercises and Holdings

          The following table sets forth information concerning the value of exercisable and unexercisable options/SARS held by each of the Named Executive Officers as of September 30, 1998:



                                            Number of             Value of
                                          Unexercised        Unexcerised in the
                      Shares                Options/               Money
                      Acquired            SARS at FY-End       Options/SARS(1)
                       Upon    Value    Exeris-   Unexeris-  Exeris-  Unexeris-
Name                 exercise Realized    able       able      able     able
----                   ---       ---    -------   -------     ---        ---
Kenneth E. Millard      0        $0     167,567   482,433     $0         $0
Robert C. Montgomery    0         0     110,944   210,056      0          0
Daniel D. Giacopelli    0         0     116,071   133,929      0          0
Jeffrey L. Herrmann     0         0       9,999    60,001      0          0
S.W.R. (Sandy) Moore    0         0      23,610    26,390      0          0


      (1) Represents the fair market value per Share of the underlying Shares on the last day of the fiscal year less the option/SAR exercise price multiplied by the number of Shares. The fair market value per Share was $0.969 based upon the closing price of the Common Stock on the NASDAQ National Market System on the last trading day of the fiscal year.

                             CERTAIN TRANSACTIONS

   Shareholders Agreement

        Certain Shareholders of the Company are parties to a Shareholders' Agreement that contains certain provisions as to voting and transfer of Common Stock held by those stockholders. Pursuant to the Shareholders' Agreement, each of Telular Canada and Motorola has the right to nominate for election a number of directors proportionate to its respective holdings of outstanding Shares, rounded to the nearest whole number in the case of Telular Canada and rounded up to the nearest whole number in the case of Motorola (provided, in the case of Telular Canada, that as long as it holds at least 10% of the outstanding Shares of Common Stock it may nominate at least one director and, in the case of Motorola, that as long as it holds at least 10% of the outstanding Shares of Common Stock it may nominate at least one director, and that as long as it holds at least 20% of the outstanding Shares of Common Stock it may nominate at least two directors), and the principal Shareholders of the Company have agreed to vote in favor of each such nominee. For the eight person Board to be elected at the Meeting, this arrangement entitles Motorola to one nominee but does not entitle Telular Canada to a nominee. As required by the Shareholders' Agreement, the Certificate of Incorporation provides that the following actions may not be taken without the affirmative vote of stockholders holding at least two-thirds of the outstanding voting Shares:

        (i)   merger, consolidation, reorganization,   amalgamation   or
              similar  transaction  (other   than   certain    permitted
              transactions);

        (ii) disposition of all or substantially all of the assets of the Company;

        (iii) amendment  or   supplement  to   the  Certificate   of
              Incorporation or Bylaws of the Company; or

        (iv) discontinuance, dissolution or liquidation of the Company or the Company's business.

        If at any time the Company or the stockholders party to the Shareholders' Agreement receive an unsolicited offer to acquire a majority of the stock of the Company or all or substantially all of its assets, they must notify Motorola. If the Company or its stockholders intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such stockholders may not approve a transaction with a third party that is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of Shares of Common Stock after which Motorola owns less than 20% of the outstanding Shares of Common Stock on a fully-diluted basis.

        Under the Shareholders' Agreement, each of DNIC and Columbia has agreed not to compete with the Company for so long as it is a stockholder and for a period of three years thereafter.


   Transactions with DNIC and its Affiliates

        Pursuant to the partnership agreement of The Telular Group L.P., DNIC retained and did not contribute to the Company the right to receive the first $250,000 per year in royalty payments under licensing agreements. A total of $250,000 was received by DNIC pursuant to the agreement during the fiscal year ended September 30, 1998.


   Transactions with Motorola

        Pursuant to a Patent Cross License Agreement entered into on March 23, 1990, and amended November 2, 1993, the Company licenses to Motorola the right to manufacture and sell cellular interfaces in a variety of products. In addition, the agreement allows the Company to couple its interface to Motorola transceivers, and grants the Company the right to purchase Motorola transceivers. This Patent Cross License Agreement is royalty-bearing to the Company. During fiscal year 1998 the Company received approximately $350,000 in royalties from Motorola and purchased transceivers and other equipment from Motorola for approximately $8,088,000.

        On November 2, 1993, Motorola purchased from the Company 3,824,240 Shares of Common Stock of the Company in consideration for $11.0 million in cash (including $1.0 million to be used as a market development fund for fixed cellular products incorporating Motorola transceivers) and certain other undertakings by Motorola. These undertakings include: reduction of the pricing on AMPS transceivers currently being purchased by the Company from Motorola; an elimination of the royalties payable by the Company to Motorola under the Patent Cross License Agreement; increase of the Company's credit line for purchases; the opportunity to purchase transceivers based on any transmission technology or standard which Motorola's Cellular Subscriber Group offers to any of its customers if, as and when available to the public; and, on a fee-for-services basis, subject to availability, access to Motorola's Cellular Subscriber Group's worldwide service and maintenance organization, engineering support, and purchasing system. These undertakings terminate on the later of September 20, 1998, and the date on which Motorola ceases to own any Common Stock. The Company granted to Motorola a limited right of first refusal with respect to transceiver purchases by the Company.

        During October and November of 1995 the Company expanded its relationship with Motorola. It was awarded a contract to supply a specifically customized version of its PHONECELLR SX product to
   Motorola's Cellular Infrastructure Group (CIG) for deployment in existing and future wireless local loop (WLL) projects in Hungary.
   In addition, CIG agreed to purchase $100 million of the Company's fixed wireless terminals (FWTs) and provide funding for engineering and product development activities over a three-year period, commencing January 1, 1996. During fiscal 1996 and fiscal 1997 the Company shipped $6 million and $21 million, respectively, of product under this agreement. During fiscal 1998, no product was shipped under this agreement.


   Relationship and Transactions with Telular Canada

        Telular Canada is a publicly-held Canadian corporation, Shares of which are traded on the Toronto Stock Exchange. The Company does not own any stock of Telular Canada. Telular Canada holds 107,500 Shares of the Company's Common Stock as of October 30, 1998.

        Pursuant to an exclusive distribution agreement between the Company and Telular Canada, Telular Canada is the exclusive distributor of the Company's products in Canada. The distribution agreement expires in 2007, and is terminable prior to 2007 for cause.

        Telular Canada holds title to the Canadian patents for the Company's technology and the right to acquire by transfer, technology that allows Telular Canada to manufacture and sell in Canada products incorporating the Company's patented technology. In addition, the Company has licensed to Telular Canada the use in Canada of the mark TelularR and the Company's logo. The foregoing licenses to Telular Canada are without royalty to the Company.

        In February 1995, Global Data Inc. (GDI), a wholly-owned subsidiary of Telular Canada, entered into a non-exclusive master distribution with the Company to purchase and resell the Company's product in the United States. The agreement also will allow GDI to use the Company's trademarks and logos on its sales literature, and will provide GDI with an open line of credit. During fiscal year 1998, the Company made sales to GDI and Telular Canada of approximately $361,740.


   Relationship and Transactions with Wireless Domain Incorporated (formerly Telepath Corporation)

        On November 10, 1997, the Company acquired Wireless Domain Incorporated (WD). Under the terms of the merger, the Company issued 500,000 Shares of Common Stock and relinquished control of the 500,000 Shares of Common Stock held by WD. Prior to November 10, 1997, the Company had acquired 50% of WD in three separate transactions during 1997 and 1996. Prior to the merger the Company purchased development services from WD. During the period October 1, 1997 to November 10, 1997, the Company purchased services from Wireless Domain for approximately $428,000.

        The former president of WD, Dan Giacopelli, has served as director, Executive Vice President and Chief Technology Officer for the Company since October 28, 1997.


   Other Transactions and Events

        Hamman and Benn, of which George Hamman and Marvin Benn are principals, have provided legal services to the Company. Mr. Hamman and Mr. Benn are Shareholders of the Company and Shareholders of DNIC. During fiscal year 1998, the Company paid Hamman and Benn aggregate fees of $479,913. Cash payments totaled $300,600 and payments made in the form of Common Stock of the Company were valued at $179,853.




      REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        Executive compensation is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee composed of two independent Directors, Mark Warner and Larry Ford.

        Since Telular's initial public offering in January 1994, the Compensation Committee of the Board of Directors has developed and administered the Company's management compensation policies and plans. The Committee reviews, recommends and grants salary and bonus incentives for executive officers and employees. The Compensation Committee also administers the Stock Incentive Plan and is responsible for the selection of participants in the Plan and decisions concerning the timing, pricing and the amount of grants or awards to be made.

        In April 1996, the Company decided to reprice all outstanding options then held by Company employees. This action was taken in response to a sustained decline in the market price of the Company's stock to a level well below the outstanding options' exercise price. The Compensation Committee determined that the difference between the market price and the exercise price was so great that the options had ceased to provide a sufficient incentive to the option holders. Moreover, in connection with the hiring of new executives, new options were being issued at an exercise price significantly below that of the outstanding options.

        In all but a few cases, the exercise price was reduced to the then-prevailing market price of $5.56. In two cases, those of Mr. Montgomery (the Chief Operating Officer) and Mr. O'Leary (the Vice-President of Sales), the exercise price was set at $4.50, in order to be in parity with options that had been granted to Mr. Millard at the time of his employment.

   In October 1997, the Company again decided to reprice all outstanding options then held by active employees and current directors. The exercise price was reduced to the then-prevailing market price of $3.0625. This action was taken in response to a sustained decline in the market price of the Company's stock to a level well below the outstanding options' exercise price. The Compensation Committee determined that the difference between the market price and exercise prices was so great that the options had ceased to provide a sufficient incentive to the option holders. The Compensation Committee upon recommendation of the CEO decided not to provide merit or Cost Of Living Adjustments (COLA) to the CEO, executive officers or employees for fiscal year 1998. Instead, all employees have been granted the opportunity to participate in two Company incentive plans. In addition, in October 1997, employees not holding stock options were granted stock options under the Company's Second Amended and Restated Stock Option Plan.

        The following table summarizes options repriced for past and present executive officers:

                      TEN-YEAR OPTION/SAR REPRICINGS

                               Number of  Market                       Original
                              Securities  Price of  Exercise         Option Term
                              Underlying  Stock at   Price     New     Remaining
                                Options   Time of   at Time  Exercise at Date of
                                 /SARS   Repricing     of     Price
Name and Title          Date   Repriced            Repricing           Repricing
--------------------  --------  --------  -----     -----     -----    ---------
Kenneth E. Millard    10/28/97   150,000  $3.06     $4.78     $3.06    8.5 Years
Kenneth E. Millard    10/28/97   500,000   3.06      4.50      3.06    5.0 Years
Robert C. Montgomery  10/28/97    75,000   3.06      4.78      3.06    5.5 Years
Robert C. Montgomery  10/28/97   185,000   3.06      4.50      3.06    8.5 Years
Robert C. Montgomery  10/28/97    25,000   3.06      5.00      3.06    8.5 Years
Robert C. Montgomery  4/17/96     36,000   5.56      8.25      4.50    5.0 Years
S.W.R. (Sandy) Moore  10/28/97    50,000   3.06      5.56      3.06    9.0 Years
Jeffrey L. Herrmann   10/28/97    20,000   3.06      5.94      3.06    5.5 Years
Raymond M. O'Leary    4/17/96     24,000   5.56      8.25      4.50    5.0 Years
George Claudio Jr.    4/17/96     48,209   5.56      8.25      5.56    5.0 Years
Gordon Jenkins        4/17/96     12,000   5.56      8.25      5.56    5.0 Years
Timothy L. Walsh      4/17/96     10,000   5.56      8.25      5.56    5.0 Years

        Before making compensation recommendations with respect to officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each officer's experience and proposed responsibilities and the salaries of similarly situated executives. In determining its recommendations for adjustments of officers' base salaries for fiscal 1998, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long term goals, the accomplishment of goals set by the officer and approved by the Committee, and the Committee's assessment of the quality of services rendered by the officer.

        The CEO's compensation for 1998 was established pursuant to an employment agreement negotiated prior to the CEO's acceptance of the position in April 1996. The CEO's compensation package has a significant equity incentive component. For fiscal year 1998, the CEO received a bonus of $200,000, which was paid half in cash and half in stock.

                                                Mark Warner, Director
                                                Larry Ford, Director

                     PERFORMANCE MEASUREMENT COMPARISON

        The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 27, 1994 to two indices: the Nasdaq Stock Market (U.S.) Index and the Hambrecht & Quist Technology Index (the HQ-T). The total return calculations assume the reinvestment of dividends, although dividends have never been declared for the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq Composite tracks the aggregate return of all equity securities traded on the Nasdaq National Market System (the NMS). The HQ-T tracks the aggregate return of technology companies, including electronics, medical and other related technology industries. The Company's Common Stock is traded on the NMS and is a component of the Nasdaq Stock Market (U.S.) Index.

                    [PERFORMANCE GRAPH DATA FOLLOWS]


              COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
                        AMONG TELULAR CORPORATION,
                  THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                                          DOLLARS
                              1/27/94   9/94     9/95    9/96    9/97   9/98
TELULAR CORPORATION            $100    $  48    $  69   $  26   $  15  $   5
NASDAQ STOCK MARKET (U.S.)      100       97      134     159     218    223
HAMBRECHT & QUIST TECHNOLOGY    100      103      181     198     296    275



* $100 INVESTED ON 1/27/94 IN STOCK OR INDEX -  INCLUDING REINVESTMENT
    OF DIVIDENDS.  FISCAL YEAR ENDING SEPTEMBER 30.

* TELULAR CORPORATION'S STOCK PRICE ON THE LAST DATE OF THE 1998
   FISCAL YEAR, SEPTEMBER 30, WAS $0.969.  THE LATEST SALES PRICE
   ATTAINABLE BEFORE THE PRINTING OF THIS PROXY WAS $0.880 PER SHARE ON
   NOVEMBER 2, 1998


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are Mr. Ford and Mr. Warner. Neither Mr. Ford nor Mr. Warner is now or was at any time an officer of the Company.

   Section 16(a) Beneficial Ownership Reporting Compliance

        All executive officers, directors and holders of more than 10% of the Company's Common Stock reported all transactions in the Company's Common Stock during fiscal year 1998 in timely filings with the Securities and Exchange Commission (SEC) as required under
   Section 16(a) of the Securities and Exchange Act of 1934.

   Shareholder Proposals

        Shareholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of Shareholders must be received by the Company not later than August 15, 1999, at the Company's principal executive offices. Shareholders who intend to present a proposal for the next annual meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than October 31, 1999 at the Company's principal executive offices. All notices should be sent to: Telular Corporation, Attention: Secretary, 647 North Lakeview Parkway, Vernon Hills, Illinois 60061.

   Other Matters

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the Shares they represent as the Board of Directors may recommend.



                                 By Order of the Board of Directors



                                 Jeffrey L. Herrmann
                                 Senior Vice-President, Chief  Financial
                                 Officer and Secretary


   Vernon Hills, Illinois
   December 15, 1998